Exhibit 99.1

Timberline Commences Drill Program at South Eureka Project in Nevada

August 3, 2010 – Coeur d’Alene, Idaho – Timberline Resources Corporation (NYSE Amex: TLR; TSX-V: TBR) (“Timberline”) is pleased to announce that it has mobilized a surface drill and has begun the diamond drilling segment of its exploration program at its recently-acquired South Eureka property in Nevada’s Battle Mountain-Eureka gold trend.  Timberline also expects to begin a complementary RC drill program there within the next several weeks.

The South Eureka property, including the Lookout Mountain project, was the primary exploration asset Timberline acquired in its acquisition of Staccato Gold Resources, Ltd (“Staccato”) in June 2010.  A significant exploration plan will be undertaken at the South Eureka property with a focus on the Lookout Mountain project.  Lookout Mountain is a typical sediment-hosted gold project with historic gold production and a previously-reported gold resource in excess of 800,000 ounces.  Timberline’s exploration objective is to confirm the existing resource and apply economic parameters as part of a preliminary study to determine the economic feasibility of the project.  Geologic mapping of the property will also continue in order to better understand ore controls, for targeting purposes, and for geologic modeling.

Current drill data, preliminary metallurgical testing, and current gold prices indicate a low-cost, low-grade oxide, heap-leachable gold mine could potentially be developed. Timberline’s exploration program will include in-fill, metallurgical, and geotechnical drilling to establish the continuity of gold mineralization, metallurgical characteristics, and engineering parameters of the deposit. Metallurgical characteristics of collected ore samples will be independently tested and analyzed.

Paul Dircksen, Timberline’s Executive Chairman and Vice President of Exploration, said, “We are  excited to begin our 2010 exploration and drilling program at the South Eureka property.  Our analysis during the Staccato acquisition due diligence indicated a sizeable economic deposit, and our objective with this exploration program is to confirm those indications and further expand the resource.  Our drilling will focus on the Lookout Mountain project area, with exploration drilling on other targets within the property.”

The Lookout Mountain project is an advanced-stage gold property at the pre-feasibility level, strategically located within the southern portion of Nevada’s productive Battle Mountain-Eureka gold trend. The property has an extensive exploration and drill history, including work, beginning in 1981, by Amselco, Barrick Gold, Echo Bay Exploration, Norse-Windfall Mining, and others.  A total of 533 holes have been drilled at the project, totaling over 267, 000 feet.  The total land package, exceeding 15,000 acres, encompasses a 4-mile strike length of structurally and stratigraphically controlled gold mineralization. All outlined mineralized zones are open and require additional in-fill and step-out drilling in order to initiate a Timberline preliminary economic scoping study. Additionally, a number of identified drill targets will be tested for potential resource expansion.

About Timberline Resources Corporation

Timberline is a diversified gold company with three complementary business units:

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Butte Highlands Joint Venture - currently in development with anticipated gold production in 2011;

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An active exploration division with a large, drill-tested, highly prospective project portfolio in Nevada’s Battle Mountain - Eureka gold trend;

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Two contract core drilling subsidiaries in the U.S. and Mexico providing revenues and cash flow to the company.

Timberline is focused on the evaluation and the acquisition of advanced-stage exploration opportunities, with the potential for near-term development and production. Timberline formed a 50/50 joint venture with Highland Mining, LLC, an affiliate of Small Mine Development, at its royalty-free Butte Highlands Gold Project which commenced development in the summer of 2009 and has gold production targeted in 2011.  The Management team has experience, depth, and a solid track record of achievement in building successful companies and discovering economic ore bodies.  Timberline is listed on the NYSE Amex where it trades under the symbol “TLR” and on the TSX Venture Exchange where it trades under the symbol “TBR”.

Statements contained herein that are not based upon current or historical fact are forward-looking in nature. Such forward-looking statements reflect the Company's expectations about its future operating results, performance and opportunities that involve substantial risks and uncertainties, including but not limited to the Company’s 50/50 joint venture with Highland Mining LLC, the development and production of the Company’s Butte Highlands project, and the Company’s expected operations. When used herein, the words "anticipate," "believe," "estimate," “upcoming,” "plan," "intend" and "expect" and similar expressions, as they relate to Timberline Resources Corporation, or its management, are intended to identify such forward-looking statements. These forward-looking statements are based on information currently available to the Company and are subject to a number of risks, uncertainties, and other factors that could cause the Company's actual results, performance, prospects, and opportunities to differ materially from those expressed in, or implied by, these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, such factors, including risk factors, discussed in the Company's Annual Report on Form 10-K for the year ended September 30, 2009.  Except as required by Federal Securities law, the Company does not undertake any obligation to release publicly any revisions to any forward-looking statements.

Contact Information:

Randal Hardy, CEO
Phone: 208.664.4859